Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information: At the Company: Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Investor Relations: John Mills, Partner (646) 277-1254 John.Mills@ICRINC.com

Landec Corporation Reports Fiscal First Quarter 2018 Results

Revenues Meet and Net Income Exceeds Expectations for First Quarter

Company Reiterates Full Year Fiscal 2018 Guidance

MENLO PARK, CA – September 26, 2017 – Landec Corporation (NASDAQ: LNDC), a leading innovator of diversified health and wellness solutions within the branded natural food and biomaterial markets, reported results for the fiscal 2018 first quarter ended August 27, 2017.

“We continue to make progress against our long-term strategic plan of driving growth and profitability through internal innovation capabilities within our natural food business, which includes Apio, Inc. and O Olive, Inc., and at Lifecore Biomedical, Inc., our biomaterials business,” commented Molly Hemmeter, Landec’s President and CEO.

“At Apio, our Eat Smart® packaged fresh vegetables business is off to a strong start, with first quarter revenues increasing 7%, or $6.6 million, and gross profit increasing 4% or $609,000 compared to the first quarter last year. This performance was driven by the launch of the new and innovative Eat Smart Salad Shake Ups!™ plus expanded distribution in key U.S. accounts such as Walmart, Kroger, Market Fresh and other accounts, resulting in a first quarter increase of 72% in Eat Smart salad sales in the U.S. retail market compared to the year ago quarter. Growth in salad sales within U.S. retail is essential to Apio achieving its long-term growth objectives. The U.S. retail market for multi-serve salad kits is approximately $1.4 billion, or over 80%, of the approximate $1.7 billion North American multi-serve salad kit market, including Costco. With essentially all of Apio’s growth during the first quarter resulting from increased salad sales in U.S. retail, total Eat Smart salad sales increased by 15% compared to the year ago quarter. This growth demonstrates that we are well on the way to achieving our goal of low double-digit revenue growth in our Eat Smart salad business in fiscal 2018 compared to last fiscal year,” said Hemmeter.

“The U.S. retail All Commodity Volume (ACV) for Eat Smart multi-serve salad kits increased by 13 percentage points from 15% to 28% for the 52 weeks ending July 29, 2017 and was up 4 percentage points sequentially from 24% for the 52-weeks ended May 27, 2017. We expect our ACV to continue to increase over the coming months as our salads start to fill the shelves at new customers. In Canada, the retail ACV for Eat Smart multi-serve salad kits is approximately 81%.

“Lifecore exceeded first quarter revenues and operating income expectations, also contributing to a strong start to fiscal 2018. Lifecore has expanded its business beyond its historical capabilities as a premium supplier of hyaluronic acid (HA) to become a fully integrated contract development and manufacturing organization (CDMO), providing differentiated fermentation, formulation and aseptic fill services for difficult-to-handle medical materials.

“At O Olive, operating performance was consistent with expectations with revenues for the quarter of $1.0 million and a net loss of $132,000. We are starting to gain new customers and new distribution at O Olive. We still expect O Olive to increase revenues by $5 million to $6 million and to achieve profitability in fiscal 2018,” stated Hemmeter.

“Last week, Apio launched EatSmartAtHome.com, an online home delivery service for the Eat Smart portfolio of packaged fresh vegetables,” continued Hemmeter. “The new service offers Eat Smart vegetable bags, trays and salads in a premium online shopping experience and is available in select Western states. With one- or two-day delivery directly from Apio headquarters in Guadalupe, California, customers receive their fresh products within 72 hours of vegetables being trimmed, washed and prepared. The home delivery service combined with Apio’s patented BreatheWay® packaging technology delivers extreme freshness and extended shelf life to consumers. With a commitment to sustainability, our delivery box, insulation and ice-packs are all 100% curbside recyclable. No significant marketing expenses are planned this year, rather we will leverage online email campaigns and social media to grow consumer awareness as we build our processing and fulfillment capabilities,” added Hemmeter.

Fiscal First Quarter 2018 Results Compared to First Quarter of 2017

●	Revenues decreased 7% to $123.4 million
●	Gross profit decreased 9% to $19.3 million
●	Net income decreased 35% to $2.1 million

"Our consolidated revenues decreased 7% to $123.4 million, meeting our expectations, and net income decreased 35% to $0.08 per share compared to the first quarter of last year, exceeding our expectations,” commented Greg Skinner, Landec’s VP of Finance and CFO. “Revenues were lower compared to the first quarter last year due to our strategic decision to discontinue lower-margin export fruit business, a large majority of which is typically sold during our fiscal first quarter, resulting in Apio’s commission-based export business revenues decreasing $15.8 million compared to the first quarter of last year. As planned, our export gross margin increased 200 basis points compared to the first quarter of last year. Consolidated net income was lower than the first quarter of last year primarily due to an accelerated product shipment at Lifecore during the first quarter of last year, resulting in an increase in net income in last year’s first quarter. This shift in Lifecore revenues in last year’s first quarter resulted in higher margins and a higher Lifecore contribution to net income in the first quarter of last year than is typical for a first quarter at Lifecore. In the first quarter of fiscal 2018, Lifecore’s contribution to net income returned to a more normal pattern for the first quarter.”

Fiscal First Quarter 2018 Results

Consolidated revenues in the first quarter of fiscal 2018 decreased $9.0 million, to $123.4 million, compared to $132.4 million in the year-ago quarter. The decrease in revenues was due to a $15.8 million, or 68%, decrease in revenues in Apio’s lower-margin export business and from a $778,000 decrease in license fee revenues at Corporate due to the completion of two licensing agreements during fiscal 2017. These decreases in revenues were partially offset by a $6.6 million, or 7%, increase in revenues in Apio’s packaged fresh vegetables business and from the $1.0 million of revenues from O Olive which was acquired at the beginning of the fourth quarter of fiscal 2017.

Consolidated net income in the first quarter of fiscal 2018 decreased $1.2 million, or 35%, to $2.1 million, or $0.08 per share, compared to $3.3 million, or $0.12 per share, in the year-ago quarter. The decrease was primarily a result of (1) a $1.7 million decrease in operating income at Lifecore due to an unfavorable product mix shift, which reduced its gross margin to 29.0% during the first quarter of this year from 41.5% during the first quarter of last year, (2) a $1.2 million decrease in operating income at Corporate due to the completion of licensing agreements in fiscal 2017 and an increase in G&A expenses that were primarily due to additional headcount in the area of business development and an increase in stock-based compensation, and (3) a $544,000 decrease in export gross profit due to lower revenues. These decreases in net income were partially offset by: (1) a $900,000 increase in the fair market value of the Company’s Windset investment during the first quarter of fiscal 2018 compared to no increase in the year-ago quarter, (2) a $609,000 increase in gross profit in Apio’s packaged fresh vegetable business due to higher revenues, and (3) a $639,000 decrease in income tax expenses.

Management Comments and Guidance for Fiscal 2018

“We are reiterating our fiscal 2018 guidance. We continue to expect consolidated annual revenues to increase 2% to 4% in fiscal 2018 compared to fiscal 2017 based on our Eat Smart salad products growing low double digits, Lifecore growing 6% to 8% and O Olive increasing revenues by $5 to $6 million,” stated Skinner. “We continue to expect the revenues in Apio’s lower-margin core and export businesses to decrease $20 to $25 million, a majority of which was realized during the fiscal first quarter with the $15.8 million decrease in revenues in Apio’s export business. We continue to project consolidated net income to increase 35% to 55% in fiscal 2018 compared to fiscal 2017, resulting in an estimated earnings per share range of $0.52 to $0.58. We expect consolidated cash flow from operations of $32 million to $36 million and capital expenditures of $44 million to $48 million. For the second quarter of fiscal 2018, we expect revenues to be in the range of $135 million to $140 million and net income to be $0.06 to $0.08 per share. This guidance incorporates the impact from a shift in product shipments at Lifecore from the second fiscal quarter to the third and fourth fiscal quarters, which will have no impact on Lifecore’s full year fiscal 2018 projections. We are reiterating our guidance for the year as we expect sales and gross profit from new customers and new products to accelerate during the second half of the year.”

“As outlined in our press release last week, the U.S. and Mexico have faced a series of unprecedented weather and natural disaster events. Over the past week, weather in the West appears to have cooled, allowing future crops to return to more favorable yields. Green beans will continue to be in tight supply in the South throughout October, but additional costs required to maximize fulfillment to our customers have been minimized due to proactive management by our procurement, sales and customer service teams and the increasingly diverse geographic makeup of our partner growers. Any cost increases that Apio does incur to service our customers are expected to be offset by additional revenues from new customers which are included in our guidance,” concluded Skinner.

Conference Call

The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, September 27, 2017

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, October 4, 2017 by calling toll-free (855) 859-2056 or direct (404) 537-3406, and entering code #78782864.

About Landec Corporation

Landec Corporation (NASDAQ:LNDC) is a leading innovator of diversified health and wellness solutions within the packaged natural food and biomaterial markets. Landec’s food business includes Apio, Inc. and O Olive, Inc. Apio™ is a leader in branded, packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. Apio combines this technology with the capabilities of a large national fresh produce supplier to offer healthy fresh vegetable products under the Eat Smart® brand to consumers through club and retail grocery stores. Extending its reach into adjacent natural food products outside of produce, Landec recently acquired O Olive Oil®, an organic and natural producer and marketer of olive oils and vinegars under the O brand. Lifecore Biomedical, Landec’s biomaterial business, is a fully integrated Contract Development and Manufacturing Organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 28, 2017 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	August 27, 2017	May 28, 2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 8,191	$ 5,409
Accounts receivable, net	47,851	47,083
Inventories, net	28,139	25,290
Prepaid expenses and other current assets	4,339	3.498
Total Current Assets	88,520	81,280

Investment in non-public company	64,500	63,600
Property and equipment, net	132,637	133,220
Intangible assets, net	77,369	76,990
Other assets	3,941	2,918
Total Assets	$ 366,967	$ 358,008

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 26,951	$ 25,868
Accrued compensation	5,386	8,211
Other accrued liabilities	9,751	9,125
Deferred revenue	284	310
Line of credit	10,500	3,000
Current portion of long-term debt	4,940	4,940
Total Current Liabilities	57,812	51,454

Long-term debt, less current portion	41,064	42,299
Capital lease obligation, less current portion	3,710	3,731
Deferred taxes	25,673	24,581
Other non-current liabilities	7,539	7,791

Stockholders' Equity
Common stock	28	27
Additional paid-in capital	142,587	141,680
Accumulated other comprehensive income Retained earnings	329 86,616	432 84,470
Total Stockholders' Equity	229,560	226,609
Non-controlling interest	1,609	1,543
Total Equity	231,169	228,152
Total Liabilities and Stockholders’ Equity	$ 366,967	$ 358,008

LANDEC CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	August 27, 2017	August 28, 2016
Product sales	$123,357	$132,394

Cost of product sales	104,071	111,250

Gross profit	19,286	21,144

Operating costs and expenses:
Research and development	2,719	1,938
Selling, general and administrative	14,045	13,736
Total operating costs and expenses	16,754	15,674
Operating income	2,522	5,470

Dividend income	413	413
Interest income	31	4
Interest expense	(404)	(653)
Other income	900	—
Net income before taxes	3,462	5,234
Income tax expense	(1,250)	(1,889)
Consolidated net income	2,212	3,345
Non-controlling interest	(66)	(33)
Net income applicable to common stockholders	$2,146	$3,312

Diluted net income per share	$0.08	$0.12

Shares for diluted net income per share	27,858	27,521

LANDEC CORPORATION

FIRST QUARTER ENDED AUGUST 27, 2017

QUESTIONS & ANSWERS

1)      Why was the gross margin for your packaged fresh vegetables business lower in the first quarter this year compared to the first quarter last year given your salad revenues increased 15%?

       The gross margin in our packaged fresh vegetables business in the first quarter of fiscal 2017 was 15.0%, which was higher than normal for the first quarter due to a $1.2 million positive variance from unusually favorable green bean pricing and yields during the first quarter of last year. This favorable variance increased our packaged fresh vegetables gross margin by 120 basis points last year. Excluding this favorable variance our packaged fresh vegetables gross margin in the first quarter last year would have been 13.8% compared to our gross margin during the first quarter of this year of 14.6%. In addition, the labor rate in Apio’s packaged fresh vegetables business is expected to increase 10% to 12% in fiscal 2018 compared to last year as a result of a scarcity of plant labor workers in all of the locations where we process our products. Labor represents approximately 11% of the cost of sales in our packaged fresh vegetables business and thus the product mix shift to greater sales of higher-margin products, along with specific cost reduction initiatives, is critical for Apio to meet its goal of increasing its gross margin year-over-year.

2)	Can you remind us how much low margin business you have relinquished at Apio since you began your right-sizing strategy in late fiscal 2015 and the reasons for those losses?

Through the first quarter fiscal 2018, Apio has decreased its core packaged bag business revenues by a cumulative amount of approximately $50 million as a result of our strategic decision to discontinue select low margin business and a couple of large customers deciding to shift from single sourcing to a multi-source strategy. A large majority of the core packaged vegetables business we relinquished was low margin business that carried a very high cost to service. We expect to decrease our core packaged business by approximately $5 million more in fiscal 2018 compared to fiscal 2017. In addition, we expect to have an approximate $15 to $20 million decrease in revenues in our lower margin export business between fiscal 2017 and 2018. We intend to complete the right-sizing of both the core packaged bag business and the export business during this fiscal year which should continue to result in a higher gross margin at Apio moving forward.

3)       What were Apio’s market share numbers at end of the first quarter of fiscal 2018?

For the 52 weeks ended July 29, 2017, the size of the North American market in which Apio participated (vegetable bags, vegetable trays and multi-serve salad kits) was approximately $3.4 billion in consumer retail dollars, including retail and club stores. Of this market, Apio’s overall market share is approximately 16% while Apio’s Eat Smart multi-serve salad kits have a market share of approximately 13%. In the retail market, excluding Costco, Eat Smart multi-serve salad kits enjoy a 41% market share in Canada and a 4.8% market share in the U.S. Due to recent distribution gains in the U.S., the U.S. market share number is up 120 basis points from a year ago.

Our goal is to continue to aggressively grow the Eat Smart market share and ACV for all our multi-serve salad kit products as well as our newly launched single-serve salad kit products.

4)	How are the new single serve salads doing?

During the fourth quarter of fiscal 2017, Apio entered the single-serve salad kit segment with the launch of its innovative Eat Smart Salad Shake-Ups!, increasing the total addressable market for our Eat Smart products in the North American value-added vegetable market by approximately $600 million to $4.0 billion. This product line is designed to attract new consumers to the single-serve category that currently has a household penetration of only 11%. Eat Smart Salad Shake Ups! feature unique flavors, a 100% clean label, nutrient-rich vegetables and plant proteins in a patented bowl design that makes it easy to enjoy with less mess. We are currently distributing these salads to approximately 25 customers in a total of approximately 3,000 doors. We expect the distribution to continue to grow as new customers add the products during their future reset periods.

5)        How is the integration of O Olive progressing?

The integration of O Olive is progressing according to plan. We are in the process of bringing its vinegar production in house so we no longer will need to use a third party to process our vinegar. When completed this fall we will have the capacity to meet projected demand for several years. This will also result is a substantial increase in gross margin for our vinegar product line. On the olive oil front, we are in the process of securing long-term supply of olives and entering into long-term agreements with processors to crush and bottle our olive oils. Starting in the next few months, Apio’s sales team will begin selling O Olive products when they call on existing and new customers which should significantly increase O Olive sales.

6)	What is the status of Windset’s expansion plans and the permitting issues?

Windset has completed a 10-acre facility that uses a new type of greenhouse structure for growing strawberries on a small commercial scale and a new 30-acre glass greenhouse which has been fully planted with peppers. Harvest of strawberries began several months ago and harvest of the first peppers should begin next month.

Windset is also looking at constructing an even larger strawberry structure on land it owns in the City of Santa Maria. It is in the early planning stages and any construction of this new facility will not begin until next calendar year.

Windset is still working with the County of Santa Barbara on permitting land it is leasing in the County for the construction of greenhouses using its new type of greenhouse structures.

7)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

a)	Focusing on innovation at Apio, O Olive and Lifecore to shift Landec’s overall product mix to higher margin products.
b)	Increasing demand for our branded natural food products and biomaterials products to fill existing capacity, drive plant efficiencies and increase ROIC.
c)	Investing in capital, R&D, people and systems to drive growth in our three growth pillars: (1) Lifecore, (2) Eat Smart salads, and (3) natural food products.

8)      How do the results by line of business for the three months ended August 27, 2017 compare with the same period last year?

  The results are as follows (unaudited and in thousands):

	Three months ended 8/27/17	Three months ended 8/28/16
Revenues:
Apio Packaged Fresh Vegetables (a)	$ 102,568	$ 95,945
Apio Export	7,576	23,339
Total Apio	110,144	119,284
Lifecore	12,164	12,332
Other (b)	1,049	778
Total Revenues	123,357	132,394

Gross Profit:
Apio Packaged Fresh Vegetables	15,015	14,406
Apio Export	484	1,028
Total Apio	15,499	15,434
Lifecore	3,522	5,122
Other	265	588
Total Gross Profit	19,286	21,144

R&D:
Apio	1,009	237
Lifecore	1,368	1,328
Other	342	373
Total R&D	2,719	1,938

S,G&A:
Apio	8,835	9,561
Lifecore	1,515	1,406
Other	3,695	2,769
Total S,G&A	14,045	13,736

Operating Income:
Apio	5,655	5,636
Lifecore	639	2,388
Other	(3,772)	(2,554)
Total Operating Income	2,522	5,470

a) Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Other are Corporate licensing and R&D revenues and Corporate expenses, the non-Apio and non-Lifecore royalties and profit sharing and the O Olive operations.